Execution Version

ARDIAN ACCESS LLC

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”), dated December 12, 2024, is between Ardian Access LLC (the “Fund”), a Delaware limited liability company, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the state of Ohio. Each of the Fund and Ultimus, a “party”, and together, the “parties”.

Background

The Fund is a closed-end management investment company registered or to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and it desires that Ultimus perform certain services. Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.	Retention of Ultimus

The Fund retains Ultimus to provide the services set forth in each Addendum selected below (collectively, the “Services”), which Addenda are incorporated by reference into this Agreement. Ultimus accepts such employment to perform the selected Services.

☒	Fund Accounting Addendum

☒	Fund Administration Addendum

☒	Transfer Agent and Shareholder Servicing Addendum

2.	Allocation of Charges and Expenses

2.1.

Ultimus shall furnish at its own expense all executive, supervisory, clerical and other personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation and benefits of any officers of the Fund who are affiliated persons of Ultimus, except when such person is serving as the Fund’s chief compliance officer.

2.2.

The Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated under this Section 2, including, without limitation: organization costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, information statements, proxy statements and related materials; all expenses incurred in connection with issuing and repurchasing units; the costs of custodial services; the cost of initial and ongoing registration or qualification of the units under federal and state securities laws; fees and reimbursable expenses of officers, directors and trustees (as applicable) of the Fund who are not affiliated persons of Ultimus or the investment adviser(s) to the Fund; insurance premiums; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of investment advisers to the Fund.

3.	Compensation

3.1.

The Fund shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to each addendum (each a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement.

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3.2.

If this Agreement becomes effective subsequent to the first day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. If this Agreement terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter.

3.3.

In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for any additional compensation for Ultimus that may be mutually agreed to by the parties.

3.4.

In the event that any fees are disputed, the Fund shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Ultimus provides to the Fund documentation which both reasonably and in good faith supports the disputed charges and is acceptable to Ultimus and the Fund.

4.	Reimbursement of Expenses

In addition to paying Ultimus the fees described in each Fee Letter, the Fund agrees to reimburse Ultimus for its actual out-of-pocket expenses (and, solely to the extent specifically set forth in this Agreement, the Fund’s pro rata allocation of other third party charges incurred by Ultimus in connection with the Services that are customarily charged by Ultimus to its customers on a pro rata basis, such as those set forth in Section 4.7 and Section 4.8) (collectively, “Reimbursable Expenses”) in providing services hereunder, if applicable, including, without limitation, the following:

4.1.

Reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at meetings of the Fund’s Board (the “Board”) or any committee thereof and unitholders’ meetings;

4.2.	All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of the Fund;

4.3.

All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Ultimus in communication with the Fund, the Fund’s investment adviser(s) or custodian, counsel for the Fund, counsel for the Fund’s independent Board members, the Fund’s independent accountants, dealers or others as required for Ultimus to perform the Services;

4.4.

The cost of obtaining secondary security market quotes and any securities data, including, but not limited to, the cost of fair valuation services and the cost of obtaining corporate action related data and securities master data;

4.5.

All fees and expenses approved by the Fund in advance incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications specific to the Fund required to provide any special reports or services requested by the Fund;

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4.6.

Any expenses Ultimus shall incur at the written direction of an officer of the Fund thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes;

4.7.

A reasonable allocation of the costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC 1 Reports”), which has historically been $[REDACTED] per fund per year for Ultimus clients (but is subject to change based on changes to the terms of Ultimus’ contracts with third party service providers and the number of fund clients serviced by Ultimus at the time such SOC I Reports are prepared);

4.8.

A reasonable allocation of the cost of GainsKeeper® software, used by Ultimus to track wash loss deferrals for both fiscal (855) and excise tax provisioning, which has historically been (i) $[REDACTED] for Ultimus clients that do not have any wash loss deferrals and (ii) $[REDACTED] per fund per year for Ultimus clients similar to the Fund that do have wash loss deferrals (but is subject to change based on changes to the terms of Ultimus’ contracts with Gainskeeper); and

Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement that are approved in advance by the Fund.

5.	Maintenance of Books and Records; Record Retention

5.1.

Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by applicable law, rules, and regulations, including Federal Securities Laws as defined under Rule 38a-1 under the Investment Company Act.

5.2.	Ownership of Records

A.

Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Fund.

B.

Ultimus agrees to provide the Client Records to the Fund, at the expense of the Fund, upon reasonable request, and to make such books and records available for inspection by the Fund or its regulators at reasonable times.

C.

Ultimus agrees to furnish to the Fund, at the maximum expense of $[REDACTED] to the Fund, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus as soon as practicable after any termination of this Agreement. Unless otherwise required by applicable law, rules, or regulations, Ultimus shall promptly turn over to the Fund or, upon the written request of the Fund, destroy the Client Records maintained by Ultimus pursuant to this Agreement. If Ultimus is required by applicable law, rule, or regulation to maintain any Client Records, it will provide the Fund with copies as soon as reasonably practical after the termination, and Ultimus will continue to maintain such Client Records in accordance with the privacy, confidentiality, and data protection requirements contained in this Agreement.

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5.3.	Ultimus agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

5.4.

If Ultimus is requested or required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the Fund of such request(s) so that the Fund may seek, at the expense of the Fund, an appropriate protective order.

6.	Subcontracting

Upon the prior written approval of the Fund, Ultimus may, at its expense, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus shall (a) use due care in selecting such subcontractor, (b) not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and (c) be responsible, subject to any applicable limits set forth in Section 10, for all acts and omissions of each subcontractor.

7.	Effective Date

7.1.	This Agreement shall become effective as of the date first above written (the “Agreement Effective Date”).

7.2.	Each Addendum shall become effective as of the date first written in the Addendum.

8.	Term

8.1.

Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, for a period of three (3) years from the date first above written (the “Initial Term”).

8.2.

Renewal Terms. Immediately following the Initial Term this Agreement shall automatically renew for successive one-year periods (each, a “Renewal Term”), without prejudice to the right of the Fund to choose not to renew any of the Services Addenda (and the Services contemplated thereby) in accordance with such Addendum on an Addendum by Addendum basis.

8.3.	Termination. A party may only terminate this Agreement under the following circumstances.

A.

Termination for Good Cause. During the Initial Term or a Renewal Term, a party (the “Terminating Party”) may terminate this Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

(1)

a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

(2)

solely in respect of a termination by the Fund, any violation of law, gross negligence, bad faith, willful misconduct, or fraud by Ultimus in connection with this Agreement or any of the Services contemplated by this Agreement;

(3)

the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position within the 30-day notice period;

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(4)

a final and unappealable judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

(5)

the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect; or

(6)	liquidation of the Fund.

B.

Out-of-Scope Termination. If (i) the Fund demands services that are not contemplated by this Agreement and/or (ii) the Fund’s investment strategy, structure or holdings deviate in any material respect from those in existence, or that have otherwise been described in the Fund’s public filings or otherwise communicated to Ultimus by Ardian, as of the date of this Agreement (in the case of either clause (i) or clause (ii)) such that Ultimus is (or will be) required to employ resources, whether in the form of additional man hours, investment or otherwise, substantially beyond what was originally anticipated by Ultimus (collectively, the “Out-of-Scope Services”), and the parties cannot agree on appropriate terms relating to such Out-of-Scope Services, either Ultimus or the Fund may terminate this Agreement upon not less than 120 days’ prior written notice.

C.

End-of-Term Termination. A party can terminate this Agreement at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 120 days prior to the end of the Initial Term or then-current Renewal Term.

D.

Liquidated Damages. Any termination of this Agreement in whole or in part by the Fund (other than (x) termination under Section 8.3.A-C or F or (y) any other termination in whole or in part of this Agreement that is specifically permitted by this Agreement (or for the avoidance of doubt, any addendum forming part of this Agreement)) is deemed an “Early Termination.” Upon the occurrence of an Early Termination, the Fund shall be subject to an “Early Termination Fee” equal to (without duplication of any amount referred to in the “Liquidated Damages” provision of any Fee Letter) the pro rated fee amount due to Ultimus through the end of the then-current term as calculated in the applicable Fee Letter(s) that is/are subject to Early Termination (less any fee amounts for services pursuant to the applicable Fee Letter(s) that are not subject to such Early Termination), which payments shall constitute liquidated damages due and owing to Ultimus as a result of such Early Termination and shall be the sole and exclusive remedy of Ultimus arising out of or in connection with such Early Termination. The parties acknowledge and agree that the Early Termination Fee is a reasonable estimate of the anticipated or actual harm that might arise to Ultimus from an Early Termination.

E.	Final Payment. Any unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within 15 calendar days of the termination date provided in the notice of termination.

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F.

Partial Termination of Service. In the event that Ultimus discontinues, merges, or sells to a third party a material portion (i.e., a key operational business line material to this Agreement, such as Fund Accounting or Transfer Agency operations) of its fund services business that provides services to the Fund under this Agreement, and therefore Ultimus no longer provides such service, the Fund may, within 120 days of receiving written notice of the close of the event, immediately terminate this entire Agreement, in whole or (at the Fund’s option) solely in respect of certain of the Services, without penalty.

Upon termination of this Agreement by any party and for any reason, Ultimus shall transfer to the Fund any toll-free telephone number, if any, that Ultimus obtained on behalf of the Fund for unitholder calls.

8.4.

No Waiver. Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

9.	Intentionally Omitted.

10.	Standard of Care; Limits of Liability; Indemnification

10.1.

Standard of Care. Each party’s duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties hereunder and act in good faith in performing its obligations under this Agreement, and Ultimus shall further perform and cause to be performed the Services in accordance with industry best practices, and (without limiting the foregoing) in all circumstances with at least commercially reasonable standard of care. Each party shall be liable for any damages, losses or costs arising directly or indirectly out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise, directly or indirectly, out of its willful misconduct, bad faith, gross negligence, fraud or violation of law in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

10.2.	Limits of Liability

A.

Ultimus shall not be liable for any Losses (as defined in Section 10.3 below) arising from the following (provided that Ultimus has acted in accordance with the standard of care set forth in this Agreement):

(1)

performing Services or duties pursuant to any written, or electronic instruction, notice, request, record, order, document, report, resolution, certificate, consent, data, authorization, instrument, or item of any kind that Ultimus reasonably believes (after due inquiry where appropriate under the circumstances) to be genuine and to have been signed, presented, or furnished by a duly authorized representative of the Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Fund for certain purposes);

(2)	operating under its own initiative pursuant to this Agreement, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

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(3)	using valuation information provided by the Fund’s approved third-party pricing service(s) or the investment adviser(s) to the Fund for the purpose of valuing the Fund’s portfolio holdings;

(4)	any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ reasonable control

(5)	any error, action or omission by the Fund or other past or current service provider of the Fund that has not been engaged through Ultimus; and

(6)

any failure to properly register the Fund’s shares in accordance with the Securities Act or any state blue sky laws, except to the extent that the Fund has informed Ultimus that it intends for the Fund’s shares to be so registered in accordance with the Securities Act or any state blue sky laws and the failure of the Fund’s shares to be so registered is as a result of the failure of Ultimus to make any filing or notice required for the Fund to be so registered.

B.

Ultimus may apply to the Fund at any time for instructions and may consult with counsel for the Fund, counsel for the Fund’s independent Board members, and with Fund accountants and other experts of the Fund with respect to any matter arising in connection with Ultimus’ duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion on behalf of the Fund.

C.

A copy of the Fund’s formation document is on file with the Secretary of State (or equivalent authority) of the state in which the Fund is organized, and notice is hereby given that this instrument is executed on behalf of the Fund and not the Directors or Trustees (as applicable) of the Fund individually and that the obligations of this instrument are not binding upon any of the directors, trustees, officers or unitholders individually but are binding only upon the assets and property of the Fund, and Ultimus shall look only to the assets of the Fund for the satisfaction of such obligations.

D.

Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Fund, the Fund’s investment adviser or any of the Fund’s other service providers until receipt of written notice thereof from the Fund. As used in this Agreement, the term “investment adviser” includes all sub-advisers or persons performing similar services.

E.

The Board has and retains primary responsibility for oversight of all compliance matters relating to the Fund, including, but not limited to, compliance with the Investment Company Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information. Ultimus’ monitoring and other functions hereunder shall not relieve the Board of its primary day-to-day responsibility for overseeing such compliance.

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F.

To the maximum extent permitted by law, the Fund agrees to limit Ultimus’ liability for the Fund’s Losses (as defined in Section 10.3 below) to an amount that shall not exceed the total compensation received by Ultimus under this Agreement during the most recent rolling 12-month period, or, if the actual time period this Agreement has been in effect is less than 12 months at the time of liability, then the most recent one-month period annualized. This limitation shall apply regardless of the cause of action or legal theory asserted. Notwithstanding anything in this Agreement to the contrary, this limitation shall not apply to any Fund Losses arising out of or in connection with any gross negligence, willful misconduct, bad faith, reckless violation of law or fraud by Ultimus.

G.

In no event shall either party be liable to the other party for trading losses, lost revenues, punitive or exemplary damages or lost profits, whether or not such damages were foreseeable or Ultimus or the Fund was advised of the possibility thereof; provided however, that the foregoing shall not limit Ultimus’ liability to the Fund for any amounts actually paid by the Fund to third parties pursuant to judgments or arbitral awards (irrespective of whether such amounts are classified in such judgments or arbitral awards as trading losses, lost revenues, punitive or exemplary damages or lost profits). Ultimus shall not be liable for any corrupt, faulty or inaccurate data provided to Ultimus by any third-parties (including, without limitation, any investment adviser to the Fund) for use in delivering Ultimus’ Services to the Fund; provided that Ultimus was not grossly negligent in relying on the third party data provided (e.g., due to it being apparent from the face of the data provided that such data was corrupt, faulty or inaccurate). The parties acknowledge that the other parts of this Agreement are premised upon the limitation stated in this section.

10.3.	Indemnification

A.

Each party (the “Indemnifying Party”) agrees to indemnify and defend the other party, including its trustees, directors, managers, officers and employees (collectively, the “Indemnitees” and each an “Indemnitee”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, and expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising directly or indirectly out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above (including without limitation, for the avoidance of doubt, any damages, losses or costs for which the Indemnifying Party is stated to be liable pursuant to the third sentence of Section 10.1) unless such Losses were caused in part by the Indemnitees own willful misconduct, bad faith, gross negligence or fraud; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

B.

Notwithstanding the foregoing provisions, the Fund shall indemnify Ultimus for Ultimus’ Losses arising from circumstances under Section 10.2.A; provided, however, that the Fund shall not have any obligation under or in connection with this Agreement to indemnify Ultimus for any Losses that arise out of Ultimus’ willful misconduct, bad faith, gross negligence, fraud, violation of law or breach of this Agreement.

C.

Upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party reasonably advised with respect to material developments concerning such claim. Notwithstanding the foregoing, the failure of the Indemnitee to timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure.

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D.

The party who may be required to indemnify shall have the option to participate with the person seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party; provided that if the Fund or any of its trustees, directors, managers, officers, employees, and other agents are the persons seeking indemnification, the indemnifying party shall not have the right to assume the defense of such claim if the amount in controversy is in excess of the liability cap set forth in Section 10.2.G or the matter involves claims for non-monetary relief. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent; provided that the foregoing shall not apply if the Fund or any of its trustees, directors, managers, officers, employees, and other agents are the persons seeking indemnification and the amount in controversy is in excess of the liability cap set forth in Section 10.2.G or the matter involves claims for non-monetary relief.

10.4.	The provisions of this Section 10 shall survive termination of this Agreement.

11.	Force Majeure.

Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or pandemics, or (unless such failures are within Ultimus’ reasonable control) failure of the mails, transportation, communication, or power supply. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party. Reasonably foreseeable breaches resulting from a breach of Section 13.3 will not be deemed hereunder to be beyond the reasonable control of Ultimus.

12.	Representations and Warranties

12.1.	Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It is a corporation, limited liability company, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)

To the extent required by Applicable Law (defined below), it is duly registered with and has all necessary licenses and approvals from all appropriate regulatory agencies or self-regulatory organizations and such registrations, licenses and approvals will remain in full force and effect for the duration of this Agreement.

(C)

For the duties and responsibilities under this Agreement, it is currently abiding and will continue to abide by all applicable federal and state laws, including, without limitation, federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

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(D)	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement.

(E)

This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)

Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation.

12.2.	Representations of the Fund. The Fund represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)

It shall cause its investment adviser(s) and sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for the Fund to reasonably cooperate with Ultimus and to provide it with such information, data, documents, and advice relating to the Fund as appropriate or requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement. To the extent the Fund or the investment adviser(s) or any other service provider to the Fund is/are unable to supply Ultimus with all of the information necessary for Ultimus to perform the Services, Ultimus will not be able to fully perform the Services for which such missing information is relevant and will not be responsible for such failure.

(B)

The Fund’s organizational documents, registration statement and prospectus provided (or which hereafter may be provided) to Ultimus are true and accurate copies thereof and the Fund’s most recent registration statement and prospectus filed prior to the date hereof, when filed, complied with applicable federal and state securities laws and the information set forth therein was true and accurate in all material respects.

(C)

Each of the employees of Ultimus that serves or has served at any time as an officer of the Fund, including the CCO, President, Treasurer, Secretary and the AML Compliance Officer, shall be covered by the Fund’s Directors & Officers/Errors & Omissions insurance policy (the “Policy”) and shall be subject to the provisions of the Fund’s formation document and Bylaws regarding indemnification of its officers. The Fund shall provide Ultimus with proof of current coverage, including a copy of the Policy, and shall notify Ultimus immediately should the Policy be canceled or terminated.

(D)

Any officer (authorized in Section 14.1(C)) of the Fund shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of the Fund (an “Authorized Person”) (unless such authority is limited by this Agreement or otherwise in a writing from the Fund and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.

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13.	Insurance and Business Continuity

13.1.

Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

13.2.

Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

13.3.

Business Continuity Plan. At all times in connection with its actual or required performance of the Services hereunder, Ultimus shall maintain a Business Continuity Plan (the “Plan”) and implement such Plan in the event of any unplanned interruption of the Services.

14.	Information Provided by the Fund

14.1.	Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Fund will furnish to Ultimus the following:

(A)	copies of the Fund’s formation document and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)	the Fund’s Bylaws and any amendments thereto;

(C)

certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Fund to execute and deliver this Agreement and authorization for specified officers of the Fund to instruct Ultimus thereunder;

(D)	a list of all the officers of the Fund, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;

(E)	the Fund’s registration statement and all amendments thereto filed with the SEC;

(F)	the Fund’s notification of registration under the Investment Company Act;

(G)	the Fund’s current prospectus and statement of additional information;

(H)	an accurate, current list of unitholders of the Fund showing each unitholder’s address of record, number of units owned and whether such units are represented by outstanding unit certificates;

(I)	copies of the current plan of distribution adopted by the Fund under Rule 12b-1 under the Investment Company Act, if applicable;

(J)	copies of the current investment advisory agreement and current investment sub-advisory agreement(s), if applicable, for the Fund;

(K)	copies of the current underwriting agreement for the Fund;

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(L)

contact information for the Fund’s service providers, including, but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel, underwriter and chief compliance officer; and

(M)	a copy of procedures adopted by the Fund in accordance with Rule 38a-1 under the Investment Company Act.

14.2.	After the Agreement Effective Date. After the Agreement Effective Date, the Fund will furnish to Ultimus any amendments to the items listed in Section 14.1.

15.	Compliance with Law

The Fund assumes full responsibility for the preparation, contents, and distribution of its prospectus and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the Fund, including, but not limited to, the Internal Revenue Code, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended.

16.	Privacy and Confidentiality

16.1.

Definition of Confidential Information. The term “Confidential Information” shall mean all non-public information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible) in connection with this Agreement; provided that (notwithstanding anything to the contrary in this Section 16) with respect to the Fund as Receiving Party, “Confidential Information” shall not include any information provided to the Fund that relates to the Fund or any of its Unitholders, any other information to the extent it includes or is derived from any information previously disclosed by the Fund to Ultimus or any other reports or other information that is provided to the Fund as part of the Services. Confidential Information includes, but is not limited to:

(A)	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

(B)	any unpublished information concerning research activities and plans, customers, clients, unitholders, strategies and plans, costs, operational techniques;

(C)	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

(D)	Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally or marked appropriately.

16.2.

Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Fund. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

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Ultimus Master Services Agreement
December 12, 2024		Page 12 of 17

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16.3.	Treatment of Confidential Information

(A)

The Receiving Party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

(B)

Without limiting the foregoing, the Receiving Party shall apply to any Confidential Information at least the same degree of reasonable care used for its own confidential and proprietary information, and in no event less than a commercially reasonable standard of care, to avoid unauthorized disclosure or use of Confidential Information under this Agreement.

(C)	Each party further agrees that:

(1)

The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement or as otherwise provided for in this Agreement;

(2)

Without limiting the foregoing, the Receiving Party shall apply at least the same degree of reasonable care used for its own confidential and proprietary information to avoid disclosure or inappropriate use of Confidential Information under this Agreement;

(3)

Receiving Party may disclose or provide access only to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements, and the Receiving Party or its employees may make copies of Confidential Information only to the extent reasonably necessary to carry out the obligations under this Agreement. The Receiving Party will be responsible for any breach of this Agreement by any of its employees or agents to the same extent Receiving Party is responsible for its own breach, and Receiving Party agrees to take commercially reasonable measures to restrain its employees and agents from prohibited or unauthorized disclosure or use of the Confidential Information;

(4)

The Receiving Party will notify the Disclosing Party as soon as practicable of any unauthorized disclosure or use and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information;

(5)

Notwithstanding the foregoing, the Receiving Party may release Confidential Information (a) as permitted or required by law or approved in writing by the Disclosing Party, which approval shall not be unreasonably withheld and may not be withheld where the Receiving Party may be exposed to civil or criminal liability or proceedings for failure to release such information, or (b) when the Receiving Party is the Fund, in connection with the Receiving Party’s public filings;

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(6)

Additionally, Ultimus may provide Confidential Information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies, so long as the information is anonymized (i.e., the Fund’s name (or any other information that would identify the Fund) and unitholder information is not used in, or provided with, such Confidential Information); and

(7)

The Receiving Party will notify the Disclosing Party as soon as practicable of any unauthorized disclosure or use and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

(D)

In the event that the Receiving Party is requested or required by Applicable Law, regulation, subpoena, court order, inquiry or request from a court or an administrative or regulatory agency or self-regulatory organization having competent jurisdiction to disclose any of Disclosing Party’s Confidential Information, the Receiving Party will, to the extent legally permitted by Applicable Law, provide prompt notice of such request to the Disclosing Party and will use commercially reasonable efforts to resist disclosure, until an appropriate protective order may be sought, or a waiver of compliance with the provisions of this Agreement granted.

(E)

If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is nonetheless, upon the advice of its counsel, legally required to disclose Disclosing Party’s Confidential Information, then in such event, the Receiving Party may disclose such information without liability hereunder; provided that the disclosure is limited to only the Confidential Information specifically required to be disclosed under Applicable Law.

(F)

The Receiving Party hereby acknowledges and agrees that money damages would not be a sufficient remedy for any breach of this Section and that the Disclosing Party shall be entitled to seek injunctive or other equitable relief to remedy any such breach or threatened breach by Receiving Party. Such remedy shall not be deemed to be the exclusive remedy for any breach of this Agreement but shall be in addition to all other rights and remedies available at law or in equity.

16.4.	Severability. This provision and the obligations under this Section 16 shall survive termination of this Agreement.

17.	Press Release

Within the first 60 days following the Agreement Effective Date, the Fund agrees to review in good faith a press release (in any format or medium) announcing the Agreement with Ultimus; provided that Ultimus must obtain the Fund’s written consent prior to publication of such release, which consent shall not be unreasonably denied by the Fund.

18.	Non-Exclusivity

The services of Ultimus rendered to the Fund are not deemed to be exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of the Fund, or persons who are otherwise affiliated persons of the Fund to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

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19.	Arbitration

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New York, New York, according to the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

In the event that (x) a non-party initiates a judicial proceeding relating to, or arising out of, this Agreement, (y) such claim cannot be compelled to arbitration, and (z) a party or its designee asserts a claim against another party or its designee in connection with such proceeding, then the entire dispute shall be litigated in that court, and the parties and their designees agree to submit to the jurisdiction of the court in that judicial proceeding.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement.

The parties and their respective designees will each bear their own expenses, including legal and expert fees, if any, with respect to the arbitration. The arbitrator will designate the party and/or designee to bear the costs of the arbitration forum and arbitrator’s fees or the respective amounts of such costs to be borne by each party and/or their designees.

Nothing in this Section 19 will prevent the parties from resorting to judicial proceedings or otherwise for injunctive relief to prevent or limit irreparable harm or injury to such a party.

20.	Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by electronic mail, overnight delivery, or certified mail at the following address. Any requirement to provide written notice under this Agreement may be satisfied by providing notice via electronic mail.

20.1.	If to the Fund:

Ardian Access LLC

Attn:	c/o Ardian US LLC

1370 6th Avenue

New York, NY 10019

Email: monica.lumsden@ardian.com and hugo.lauque@ardian.com

with a copy to:

Cadwalader, Wickersham & Taft LLP

Attn: Stephen Fraidin, Esq. and Kiran Kadekar, Esq.

200 Liberty Street, 35th Floor

New York, NY 10006

Email: Stephen.Fraidin@cwt.com; Kiran.Kadekar@cwt.com

20.2.	If to Ultimus:

Ultimus Fund Solutions, LLC

Attn: General Counsel

4221 North 203rd Street, Suite 100

Elkhorn, NE 68022

Email: legal@ultimusfundsolutions.com

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21.	General Provisions

21.1.

Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

21.2.	Conflicts. In the event of any conflict between this Agreement and any appendices or Addendum thereto, this Agreement shall control.

21.3.	Amendments. The parties may only amend, modify, or waive all or part of this Agreement by written amendment or waiver signed by both parties.

21.4.	Assignments.

(A)

Except as provided in this Section 21.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)

The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to the Fund because of reorganization, recapitalization, or change of domicile.

(C)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

21.5.

Governing Law. This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

21.6.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

21.7.

Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original, signed copy of this Agreement.

21.8.

Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

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Ultimus Master Services Agreement
December 12, 2024		Page 16 of 17

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The parties duly executed this Agreement as of December 12, 2024.

	Ardian Access LLC		Ultimus Fund Solutions, LLC

By:	/s/ Michael P. Ferragamo	By:	/s/ Gary Tenkman
Name:	Michael P. Ferragamo	Name:	Gary Tenkman
Title:	Authorized Signatory	Title:	Chief Executive Officer

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Ultimus Master Services Agreement
December 12, 2024		Page 17 of 17

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Fund Accounting Addendum

for

Ardian Access LLC

This Fund Accounting Addendum, dated December 12, 2024, is between Ardian Access LLC (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”) and supplements that certain Master Services Agreement dated December 12, 2024 by and between the Fund and Ultimus (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Fund Accounting Services

1.	Performance of Accounting Services

Ultimus shall perform the following accounting services for the Fund, each in accordance with the Fund’s prospectus and statement of additional information:

1.1.	calculate the net asset value per unit utilizing prices obtained from the sources described in subsection 1.2 below;

1.2.

obtain security prices from independent pricing services, or if such quotes are unavailable and/or have been subject to override by the Fund’s investment adviser, then obtain such prices from the Fund’s investment adviser or its designee, per the valuation policy approved by the Board;

1.3.

periodically verify and reconcile the Fund’s cash position with the Funds’ custodian, it being understood and agreed that Ultimus will be provided direct, electronic access to such information from the Fund’s custodian;

1.4.

periodically verify and reconcile the Fund’s non-cash assets with the applicable third-party(ies) holding the same, it being understood and agreed that Ultimus will obtain the information needed to perform such verification and reconciliation directly from the applicable third party(ies);

1.5.	compute, as applicable, the Fund’s net income and realized capital gains, dividend payables, dividend factors, and weighted average portfolio maturity;

1.6.	determine unrealized appreciation and depreciation on securities held by the Fund;

1.7.

accrue income of the Fund based upon income estimates obtained from independent pricing services, or if such income estimates are unavailable, then upon income estimates obtained from the Fund’s investment adviser or its designee;

1.8.	amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Fund;

1.9.	update fund accounting system to reflect rate changes, as received/obtained by Ultimus, on variable interest rate instruments;

1.10.	record investment trades received in proper form from the Fund or its authorized agents on the industry standard T+1 basis;

1.11.	calculate Fund expenses based on instructions from the Fund’s administrator or entity approved by the Board;

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1.12.	determine the outstanding receivables and payables for all (1) security trades, (2) Fund unit transactions and (3) income and expense accounts;

1.13.	provide accounting reports in connection with the Fund’s regular annual audit and other audits and examinations by regulatory agencies;

1.14.	provide such ad hoc reports as agreed to by the parties;

1.15.

prepare and maintain the following records upon receipt of information in proper form from the Fund or its authorized agents: (1) cash receipts journal; (2) cash disbursements journal; (3) dividend record; (4) purchase and sales-portfolio securities journals; (5) subscription and repurchase journals; (6) security ledgers; (7) broker ledger; (8) general ledger; (9) expense accruals; (10) income accruals; (11) securities and monies borrowed or loaned and collateral therefore; (12) foreign currency journals; and (13) trial balances;

1.16.	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

1.17.	provide accounting information to the Fund’s independent registered public accounting firm for preparation of the Fund’s tax returns; and

1.18.

cooperate with, and take reasonable actions in the performance of its duties under this Agreement, so that all necessary information is made available to the Fund’s independent public accountants in connection with any audit or the preparation of any report requested by the Fund.

2.	Accounting Services Related to Odd Lot Pricing

If, in addition to those services described under Section 1 (Performance of Accounting Services) of this Fund Accounting Addendum, the Fund or the Fund’s investment adviser informs Ultimus that the Fund holds or will hold any security in a quantity constituting an odd lot (as opposed to a round lot), Ultimus will undertake to perform such additional procedures as are determined necessary by the Board to price such security, including, if applicable, the application of a discount to the pricing obtained from any independent pricing service(s); provided, however, that any such additional procedures to be performed in connection with securities held in quantities constituting an odd lot, are clearly delineated in a written odd lot pricing methodology and procedure approved by the Board; it being further understood and agreed by the parties hereto that Ultimus shall be compensated in the form of an odd lot pricing fee for performing such additional procedures, and, notwithstanding anything in the Agreement to the contrary, including, without limitation, any duty of care or indemnification obligation that Ultimus might otherwise owe to the Fund, Ultimus will not be liable for any NAV error that may arise out of any incorrect, incomplete, or missing data provided to Ultimus by the Fund’s investment adviser or any sub-adviser to the Fund as part of any odd lot pricing procedures approved by the Board, and the Fund hereby agrees to indemnify Ultimus for and hold Ultimus harmless from any such liability.

3.	Derivatives Risk Management Program Support Services

Ultimus may, at the election of the Fund, provide the Fund with the Derivatives Risk Management Program Support Services described below, in accordance with Rule 18f-4 under the Investment Company Act (“Rule 18f-4”):

a.	Manage derivatives-specific data, update security master files, and load the Fund’s portfolio composition and derivatives-specific data into Confluence software;

b.

Deliver derivatives exposure and value-at-risk (“VaR”) reports generated by the Confluence software to the Fund’s investment adviser (“Adviser”) and the Fund’s Chief Compliance Officer and make available reporting for weekly stress testing and back-testing calculations performed by the Confluence software;

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c.

Provide Adviser access to the Confluence software in order that Adviser may calculate derivatives exposure for the Fund and make other derivatives risk management calculations as required by Rule 18f-4 (e.g., VaR calculations, weekly back-testing, and weekly stress-testing);

d.	Provide Adviser a board reporting template; and

e.

Provide the Board access to an independent derivatives expert (a “Derivatives Expert”) capable of supporting the Board’s efforts in effecting compliance oversight as required by Rule 18f-4 and the Fund’s related Derivatives Risk Management Program.

In providing the Derivatives Risk Management Program Support Services, in each instance where Ultimus has committed to provide Adviser with access to VaR reports or other derivatives related information, Adviser may, with Ultimus’ consent, elect to have Ultimus deliver the same reports and information to an Ultimus approved third party 18f-4 service provider/designee; with the understanding that delivery of such information to such third party 18f-4 service provider/designee may incur additional fees.

Alternatively, the Fund may elect to forego receipt of the Derivatives Risk Management Program Support Services and instead deliver (or cause to be delivered) to Ultimus derivatives data required to be reported monthly on Form N-PORT, in which case Ultimus’ services (the “18f-4/N-PORT Support Services”) will be limited to taking receipt of that derivatives data, manually loading that data into its reporting system, and reporting the required derivatives information on Form N-PORT monthly.

The Adviser has and retains sole responsibility for identifying derivative securities. Ultimus’ provision of Derivatives Risk Management Program Support Services or 18f-4/N-PORT Support Services hereunder shall not relieve the Adviser of such responsibilities, and under no circumstances will Ultimus share in those responsibilities except as expressly agreed upon in this Fund Accounting Addendum.

4.	Special Reports and Services

4.1.

Ultimus may agree (but shall be under no obligation) to provide additional special reports upon the request of the Fund or the Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

4.2.

Ultimus may agree (but shall be under no obligation) to provide such other similar services with respect to the Fund as may be reasonably requested by the Fund, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

Signatures are located on the next page.

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Fund Accounting Addendum		Page 3 of 4

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The parties duly executed this Fund Accounting Addendum as of December 12, 2024.

	Ardian Access LLC		Ultimus Fund Solutions, LLC

By:	/s/ Michael P. Ferragamo	By:	/s/ Gary Tenkman
Name:	Michael P. Ferragamo	Name:	Gary Tenkman
Title:	Authorized Signatory	Title:	Chief Executive Officer

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Fund Accounting Fee Letter

for

Ardian Access LLC

This Fund Accounting Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Ardian Access LLC (the “Fund”) pursuant to that certain Master Services Agreement dated December 12, 2024, and the Fund Accounting Addendum dated December 12, 2024 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

[REDACTED]

2.	Monthly Per Trade Fees

[REDACTED]

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated under Section 3.3 below, until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

3.2.

Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”) unless Ultimus or the Fund gives written notice of termination at least 120 days prior to the end of the Initial Term or the then-current Renewal Term.

3.3.

Termination. Ultimus or the Fund may terminate the Agreement as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter. Subject to any provisions of the Agreement to the contrary, upon termination of this Fee Letter, the Fund shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for transition or liquidation services.

3.4.

Liquidated Damages. Any Early Termination under the Agreement with respect to fund accounting services shall subject the Fund to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter (less any fee amounts for services under this Addendum that are not subject to such Early Termination) which payments shall constitute liquidated damages due and owing to Ultimus as a result of such Early Termination and shall be the sole and exclusive remedy of Ultimus arising out of or in connection with such Early Termination. The parties acknowledge and agree that the Early Termination Fee is a reasonable estimate of the anticipated or actual harm that might arise to Ultimus from an Early Termination of the Services being provided pursuant to this Addendum.

3.5.

Transition. Ultimus will cooperate with any reasonable request of the Fund to effect a prompt transition to a new service provider selected by the Fund. In consideration for which, Ultimus shall be entitled to collect from the Fund the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such transition, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records,

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instruments, and documents, and a fee for fund accounting transition services not to exceed [REDACTED]% of the annual fees that would have otherwise been paid by the Fund to Ultimus for fund accounting services in the year of transition (determined by annualizing the monthly invoice immediately preceding the Fund’s notice of its intent to transition); provided, however, that Ultimus shall not be entitled to collect the amount of any of Ultimus’ cash disbursements made in connection with Ultimus’ activities in effecting such transition or any fee for fund accounting transition services in the event such transition was caused by Ultimus’ material breach of the Agreement, or Ultimus’ violation of law, gross negligence, bad faith, willful misconduct or fraud.

3.6.

Liquidation. In the event the Fund is liquidated, Ultimus shall be entitled to collect from the Fund the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such liquidation, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a fee for fund accounting liquidation services of not less than $[REDACTED].

3.7.

Restructuring. In the event the Fund undergoes a restructuring event, including, without limitation, any merger, acquisition, or reorganization event, which does not involve transition to a new service provider, but does require Ultimus to perform fund accounting services outside of the ordinary course, Ultimus shall be entitled to collect from the Fund a fund accounting restructuring fee of not less than $[REDACTED], which shall be in addition to any hourly event processing charge that Ultimus is permitted to charge.

4.	Reimbursable Expenses

[REDACTED]

5. Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the fees set forth in this Fee Letter by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)1.

6.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

[1]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

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The parties duly executed this Fund Accounting Fee Letter dated December 12, 2024.

	Ardian Access LLC		Ultimus Fund Solutions, LLC

By:	/s/ Michael P. Ferragamo	By:	/s/ Gary Tenkman
Name:	Michael P. Ferragamo	Name:	Gary Tenkman
Title:	Authorized Signatory	Title:	Chief Executive Officer

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Fund Administration Addendum

for

Ardian Access LLC

This Fund Administration Addendum, dated December 12, 2024, is between Ardian Access LLC (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”) and supplements that certain Master Services Agreement dated December 12, 2024 by and between the Fund and Ultimus (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Ultimus shall provide the following Fund Administration Services subject to, and in compliance with the objectives, policies and limitations set forth in the Fund’s Registration Statement, the Fund’s organizational documents, bylaws, applicable laws and regulations, and resolutions and policies established by the Fund’s Board:

1.

In performing the Services, Ultimus will act as a liaison among the Fund’s service providers, including, but not limited to its custodian, transfer agent, fund accountant and dividend disbursing agent, legal counsel, and audit firm;

2.

Upon request, assist the Fund in the evaluation and selection of other service providers, such as independent public accountants, printers, EDGAR providers and proxy solicitors (such parties may be affiliates of Ultimus);

3.	Prepare and maintain the Fund’s operating expense budget to determine proper expense accruals to be charged to the Fund in order to calculate its net asset value;

4.

Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis as mutually agreed;

5.	Prepare authorization for the payment of Fund expenses and pay, from Fund assets, all authorized bills of the Fund;

6.

Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Fund’s independent public accountants;

7.

Compute performance data required for inclusion in fund financial reports and disseminate such data to information services covering the investment company industry, for sales literature of the Fund and other appropriate purposes;

8.

Provide other information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies, in each case as mutually agreed;

9.	Prepare and coordinate the printing and delivery of semi-annual and annual financial statements pursuant to a mutually acceptable timeline for the delivery of drafts of such financial statements;

10.	Coordinate the Fund’s audits and examinations by:

a.	assisting the Fund’s independent public accountants, or, upon approval of the Fund, any regulatory body, in any requested review of the Fund’s accounts and records, as mutually agreed upon;

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b.	providing appropriate financial schedules (as requested by the Fund’s independent public accountants or SEC examiners), as mutually agreed upon; and

c.	providing office facilities as may be required.

11.

Facilitate, register, or prepare applicable notice or other filings as directed by the Fund’s investment adviser with respect to, the units with the various state and territories of the United States and other securities commissions, provided that all fees for the registration of units or for qualifying or continuing the qualification of the Fund shall be paid by the Fund;

12.

In consultation with legal counsel to the Fund, the investment adviser, officers of the Fund and other relevant parties, collect, prepare and disseminate digital materials for meetings of the Board, including agendas and selected financial information as agreed upon by the Fund and Ultimus from time to time; attend and participate in Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the meetings of the Board as agreed upon. It is understood and agreed that performing the foregoing for more than 4 board meetings per calendar year may result in additional fees;

13.

In consultation with legal counsel for the Fund, facilitate the EDGARIZATION and filing of the Fund’s Registration Statement on Form N-2 and amendments thereto; provided that the Fund’s legal counsel will be responsible for drafting the Fund’s Registration Statement and any pre- and post-effective amendments thereto (including the annual update to the Registration Statement);

14.	In consultation with legal counsel for the Fund, assist in and monitor the preparation, filing, printing and where applicable, dissemination to unitholders of the following:

a.	periodic reports to the Board, unitholders and the SEC, including but not limited to annual reports and semi-annual reports;

b.	notices pursuant to Rule 24f-2 (as applicable); and

c.	reports to the SEC on Forms N-CEN, N-CSR, N-PORT, N-23c-3, Schedule TO, and N-PX (as applicable).

15.	Review the Fund’s federal, state, and local tax returns as prepared and signed by the Fund’s independent public accountants; and

16.

Monitor Fund holdings and operations for post-trade compliance with the Prospectus and Statement of Additional Information, SEC statutes, rules, regulations and policies and at the direction of the Fund’s independent public accountants and legal counsel, monitor Fund holdings for compliance with IRS taxation limitations and restrictions and applicable Federal Accounting Standards Board rules, statements and interpretations; provide periodic compliance reports to each investment adviser or sub-adviser to the Fund, and assist the Fund, the Adviser and each sub-adviser to the Fund (collectively referred to as “Advisers”) in preparation of periodic compliance reports to the Fund, as applicable. Post-trade compliance testing will be performed in accordance with testing policies and procedures, which in Ultimus’ reasonable determination, are reasonably designed to comport with industry standard post-trade compliance testing practices. Because such post-trade compliance testing is performed using fund accounting data and data provided by third-party sources, including, without limitation the Adviser, its accuracy is dependent upon the accuracy of such data, and the Fund agrees and acknowledges that Ultimus is not liable for the accuracy or inaccuracy of such data. The Fund further agrees and acknowledges that the post-trade compliance testing performed by Ultimus shall not relieve the Fund or the Adviser of their responsibilities with respect to fund portfolio compliance, including on a pre-trade basis, and that Ultimus shall not be held liable for any act or omission of the Fund or the Adviser with respect to fund portfolio compliance. Moreover, and notwithstanding the foregoing, Ultimus’ ability and therefor its obligation to perform post-trade compliance testing shall be wholly-dependent upon its timely receipt from third-party sources, including as applicable the Adviser, of all data necessary in Ultimus’ sole determination to properly perform such post-trade compliance testing, and, should Ultimus determine it to be necessary, the Adviser shall be required to arrange for Ultimus to have secure look-through access to private fund holdings.

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17.

Provide individuals reasonably acceptable to the Board to serve as officers of the Fund, including, without limitation, individuals to serve as assistant treasurer and secretary, who will be responsible for the management of certain of the Fund’s affairs as determined and under supervision by the Board; depending on the nature and scope of any such officer appointment, Ultimus may be entitled to an additional fee (as set forth in the Fund Administration Fee Letter).

Special Reports and Services

1.

Ultimus may provide additional special reports upon the request of the Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon by the parties prior to the reports being made available.

2.

Ultimus may provide such other similar services with respect to the Fund as may be reasonably requested by the Fund, such as assistance with information statements, Proxy Statements or Form N-14, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to such services being provided.

Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Fund Administration Addendum shall be construed or have the effect of rendering tax advice. It is important that the Fund consult a professional tax advisor regarding its individual tax situation.

Legal Representation

Notwithstanding any provision of the Master Services Agreement or this Fund Administration Addendum to the contrary, Ultimus will not provide legal representation to the Fund, including through the use of attorneys that are employees of, or contractually engaged by, Ultimus. The Fund acknowledges that in-house Ultimus attorneys exclusively represent Ultimus and will rely on outside counsel retained by the Fund to review all services provided by in-house Ultimus attorneys and to provide independent judgment on the Fund’s behalf. The Fund acknowledges that because no attorney-client relationship exists between in-house Ultimus attorneys and the Fund, any information provided to Ultimus attorneys will not be privileged and may be subject to compulsory disclosure under certain circumstances. Ultimus represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

Signatures are located on the next page.

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Fund Administration Addendum		Page 3 of 4

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The parties duly executed this Fund Administration Addendum as of December 12, 2024.

	Ardian Access LLC		Ultimus Fund Solutions, LLC

By:	/s/ Michael P. Ferragamo	By:	/s/ Gary Tenkman
Name:	Michael P. Ferragamo	Name:	Gary Tenkman
Title:	Authorized Signatory	Title:	Chief Executive Officer

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Fund Administration Fee Letter

for

Ardian Access LLC

This Fund Administration Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Ardian Access LLC (the “Fund”) pursuant to that certain Master Services Agreement dated December 12, 2024, and the Fund Administration Addendum dated December 12, 2024 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

[REDACTED]

2.	Reimbursable Expenses

[REDACTED]

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated under Section 3.3 below, until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

3.2.

Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”) unless Ultimus or the Fund gives written notice of termination at least 120 days prior to the end of the Initial Term or the then-current Renewal Term.

3.3.

Termination. Ultimus or the Fund may terminate the Agreement as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter. Subject to any provisions of the Agreement to the contrary, upon termination of this Fee Letter, the Fund shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for transition or liquidation services.

3.4.

Liquidated Damages. Any Early Termination under the Agreement with respect to fund administration services shall subject the Fund to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter (less any fee amounts for services under this Addendum that are not subject to such Early Termination) which payments shall constitute liquidated damages due and owing to Ultimus as a result of such Early Termination and shall be the sole and exclusive remedy of Ultimus arising out of or in connection with such Early Termination. The parties acknowledge and agree that the Early Termination Fee is a reasonable estimate of the anticipated or actual harm that might arise to Ultimus from an Early Termination of the Services being provided pursuant to this Addendum.

3.5.

Transition. Ultimus will cooperate with any reasonable request of the Fund to effect a prompt transition to a new service provider selected by the Fund. In consideration for which, Ultimus shall be entitled to collect from the Fund the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such transition, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a fee for fund administration transition services not to exceed [REDACTED]% of the annual fees that would have otherwise been paid by the Fund to Ultimus for fund administration services in the year of transition (determined by annualizing the monthly invoice immediately preceding the Fund’s notice of its intent to transition); provided, however, that Ultimus shall not be entitled to collect the amount of any of Ultimus’ cash disbursements made in connection with Ultimus’ activities in effecting such transition or any fee for fund administration transition services in the event such transition was caused by Ultimus’ material breach of the Agreement, or Ultimus’ violation of law, gross negligence, bad faith, willful misconduct or fraud.

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3.6.

Liquidation. In the event the Fund is liquidated, Ultimus shall be entitled to collect from the Fund the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such liquidation, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a fee for fund administration liquidation services of not less than $[REDACTED].

3.7.

Restructuring. In the event the Fund undergoes a restructuring event, including, without limitation, any merger, acquisition, or reorganization event, which does not involve transition to a new service provider, but does require Ultimus to perform fund administration services outside of the ordinary course, Ultimus shall be entitled to collect from the Fund a fund administration restructuring fee of not less than $[REDACTED], which shall be in addition to any hourly event processing charge that Ultimus is permitted to charge.

4. Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the fees set forth in this Fee Letter by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)2.

5. Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

[2]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

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The parties duly executed this Fund Administration Fee Letter dated December 12, 2024.

	Ardian Access LLC		Ultimus Fund Solutions, LLC

By:	/s/ Michael P. Ferragamo	By:	/s/ Gary Tenkman
Name:	Michael P. Ferragamo	Name:	Gary Tenkman
Title:	Authorized Signatory	Title:	Chief Executive Officer

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Fund Administration Fee Letter		Page 3 of 5

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Transfer Agent and Shareholder Services Addendum

for

Ardian Access LLC

This Transfer Agent and Shareholder Services Addendum, dated December 12, 2024, is between Ardian Access LLC (the “Fund”) and Ultimus Fund Solutions, LLC (“Ultimus”) and supplements that certain Master Services Agreement dated December 12, 2024 by and between the Fund and Ultimus (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

Transfer Agent and Shareholder Services

1.	Shareholder Transactions

Ultimus shall provide the Fund with shareholder transaction services, including:

1.1.	process unitholder purchase, redemption, exchange, and transfer orders in accordance with conditions set forth in the Fund’s prospectus applying all applicable redemption or other miscellaneous fees;

1.2.

set up of account information, including address, account designations, dividend and capital gains options, taxpayer identification numbers, banking instructions, automatic investment plans, systematic withdrawal plans and cost basis disposition method,

1.3.	assist unitholders making changes to their account information included in 1.2;

1.4.	issue trade confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”);

1.5.	issue quarterly statements for unitholders, interested parties, broker firms, branch offices and registered representatives;

1.6.

act as a service agent and process income dividend and capital gains distributions, including the purchase of new units, through dividend reimbursement and appropriate application of backup withholding, non-resident alien withholding and Foreign Account Tax Compliance Act (“FATCA”) withholding;

1.7.

record the issuance of units and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of units of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding;

1.8.	perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”);

1.9.	provide cost basis reporting to unitholders on covered units (units purchased after 1/1/2012), as required;

1.10.	withholding taxes on non-resident alien accounts, pension accounts and in accordance with state requirements;

1.11.	produce, print, mail and file U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for unitholders;

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1.12.	administer and perform all other customary services of a transfer agent, including, but not limited to, answering routine customer inquiries regarding units; and

1.13.	process all standing instruction orders (Automatic Investment Plans (“AIPs”) and Systematic Withdrawal Plan (“SWPs”)) including the debit of unitholder bank information for automatic purchases.

2.	Shareholder Information Services

Ultimus shall provide the Fund with unitholder information services, including:

2.1.	make information available to unitholder servicing unit and other remote access units regarding trade date, unit price, current holdings, yields, and dividend information;

2.2.	produce detailed history of transactions through duplicate or special order statements upon request;

2.3.	provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current unitholders;

2.4.	respond as appropriate to all inquiries and communications from unitholders relating to unitholder accounts; and

2.5.	make representatives available during normal business hours (to be mutually agreed upon) to answer the Fund’s toll-free incoming phone line.

3.	Compliance Reporting

3.1.

AML Reporting. Ultimus agrees to provide anti-money laundering services to the Fund’s direct unitholders domiciled in the United States and to operate the Fund’s customer identification program for these unitholders, in each case in accordance with the written procedures developed by Ultimus and adopted or approved by the Board and with applicable law and regulations.

3.2.

Regulatory Reporting. Ultimus agrees to provide reports to the federal and applicable state authorities, including the SEC, and to the Fund’s auditors. Applicable state authorities are those governmental agencies located in states in which the Fund is registered to sell units.

3.3.

IRS Reporting. Ultimus will prepare and distribute appropriate Internal Revenue Service (“IRS”) forms for unitholder income and capital gains (including the calculation of qualified income), sale of fund units, distributions from retirement accounts and education savings accounts, fair market value reporting on IRAs, contributions, rollovers and conversions to IRAs and education savings accounts and required minimum distribution notifications and issue tax withholding reports to the IRS.

3.4.	Pay-to-Play Reports. Ultimus will provide quarterly reporting for Fund accounts subject to pay-to-play rules.

4.	Dealer/Load Processing

For the Fund with a unit class that charges a sales load (either front-end or back-end), Ultimus will:

4.1.	provide reports for tracking rights of accumulation and purchases made under a letter of intent;

4.2.	account for separation of unitholder investments from transaction sale charges for purchase of Fund units;

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4.3.	calculate fees due under Rule 12b-1 plans for distribution and marketing expenses;

4.4.	track sales and commission statistics by dealer and provide for payment of commissions on direct unitholder purchases; and

4.5.	applying appropriate Front End Sales Load (“FESL”) breakpoint and Contingent Deferred Sales Charges (“CDSCs”) automatically during trade processing.

5.	Shareholder Account Maintenance

For each direct unitholder account, Ultimus agrees to perform the following services:

5.1.	maintain all unitholder records for each account in the Fund;

5.2.

as dividend disbursing agent, on or before the payment date of any dividend or distribution, notify the Fund’s custodian of the estimated amount of cash required to pay such dividend or distribution; prepare and distribute to unitholders any funds to which they are entitled by reason of any dividend or distribution and in the case of unitholders entitled to receive additional units of the Fund by reason of any such dividend or distribution, make appropriate credit to their respective accounts and prepare and mail to such unitholders a confirmation statement with respect to such units;

5.3.	issue customer statements on a scheduled cycle, and provide duplicate second and third-party copies if required;

5.4.	record unitholder account information changes; and

5.5.	maintain account documentation files for each unitholder.

6.	uTRANSACT Web Services

6.1.	Provide and maintain an internet portal for unitholders and registered investment advisers to access and perform various online capabilities on their investment accounts with the Fund.

7.	PLAID

7.1.	Provide online bank account verification services using third-party PLAID technology.

8.	Other Services

8.1.

Ultimus shall perform other services for the Fund that are mutually agreed upon in a writing signed by the parties for mutually agreed fees, if any, and all out-of-pocket expenses incurred by Ultimus; provided, however that the Fund may retain third parties to perform such other services. These services may include performing internal audit examination; mailing the annual reports of the Fund; preparing an annual list of unitholders; and mailing notices of unitholders’ meetings, proxies, and proxy statements.

9.	National Securities Clearing Corporation Processing

Ultimus will:

9.1.

process accounts through Networking and the purchase, redemption, transfer and exchange of units in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (the “NSCC”) on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by Ultimus by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by Ultimus;

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9.2.	issue instructions to the Fund’s custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants);

9.3.	provide account and transaction information from the affected Fund’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and

9.4.	maintain unitholder accounts through Networking.

10.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Transfer Agent and Shareholder Services Addendum shall be construed or have the effect of rendering tax advice. It is important that the Fund consult a professional tax advisor regarding its individual tax situation.

Signatures are located on the next page.

Ardian Access LLC
Transfer Agent and Shareholder Services Addendum		Page 4 of 5

CONFIDENTIAL

The parties duly executed this Transfer Agent and Shareholder Services Addendum as of December 12, 2024.

	Ardian Access LLC		Ultimus Fund Solutions, LLC

By:	/s/ Michael P. Ferragamo	By:	/s/ Gary Tenkman
Name:	Michael P. Ferragamo	Name:	Gary Tenkman
Title:	Authorized Signatory	Title:	Chief Executive Officer

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Transfer Agent and Shareholder Services Fee Letter

for

Ardian Access LLC

This Transfer Agent and Shareholder Services Fee Letter (this “Fee Letter”) applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Ardian Access LLC (the “Fund”) pursuant to that certain Master Services Agreement dated December 12, 2024, and the Transfer Agent and Shareholder Services Addendum dated December 12, 2024 (the “Agreement”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.	Fees

[REDACTED]

2.	Reimbursable Expenses

[REDACTED]

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated under Section 3.3 below, until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

3.2.

Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”) unless Ultimus or the Fund gives written notice of termination at least 120 days prior to the end of the Initial Term or the then-current Renewal Term.

3.3.

Termination. Ultimus or the Fund may terminate the Agreement as set forth in the Agreement. Any such termination shall be treated as a termination of this Fee Letter. Subject to any provisions of the Agreement to the contrary, upon termination of this Fee Letter, the Fund shall be responsible for payment of any amounts required to be paid under the Agreement, including, without limitation, any applicable Early Termination Fee, any reimbursements for cash disbursements made by Ultimus and any fee for transition or liquidation services.

3.4.

Liquidated Damages. Any Early Termination under the Agreement with respect to transfer agency services shall subject the Fund to paying an “Early Termination Fee” equal to the fee amounts due to Ultimus through the end of the then-current term as calculated in this Fee Letter (less any fee amounts for services under this Addendum that are not subject to such Early Termination) which payments shall constitute liquidated damages due and owing to Ultimus as a result of such Early Termination and shall be the sole and exclusive remedy of Ultimus arising out of or in connection with such Early Termination. The parties acknowledge and agree that the Early Termination Fee is a reasonable estimate of the anticipated or actual harm that might arise to Ultimus from an Early Termination of the Services being provided pursuant to this Addendum.

3.5.

Transition. Ultimus will cooperate with any reasonable request of the Fund to effect a prompt transition to a new service provider selected by the Fund. In consideration for which, Ultimus shall be entitled to collect from the Fund the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such transition, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a fee for transfer agency transition services not to exceed [REDACTED]% of the annual fees that would have otherwise been paid by the Fund to Ultimus for

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transfer agency services in the year of transition (determined by annualizing the monthly invoice immediately preceding the Fund’s notice of its intent to transition); provided, however, that Ultimus shall not be entitled to collect the amount of any of Ultimus’ cash disbursements made in connection with Ultimus’ activities in effecting such transition or any fee for transfer agency transition services in the event such transition was caused by Ultimus’ material breach of the Agreement, or Ultimus’ violation of law, gross negligence, bad faith, willful misconduct or fraud.

3.6.

Liquidation. In the event the Fund is liquidated, Ultimus shall be entitled to collect from the Fund the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such liquidation, including, without limitation, the delivery to the Fund or its designees of the Fund’s property, records, instruments, and documents, and a fee for transfer agency liquidation services of not less than $[REDACTED].

3.7.

Restructuring. In the event the Fund undergoes a restructuring event, including, without limitation, any merger, acquisition, or reorganization event, which does not involve transition to a new service provider, but does require Ultimus to perform transfer agency services outside of the ordinary course, Ultimus shall be entitled to collect from the Fund a transfer agency restructuring fee of not less than $[REDACTED], which shall be in addition to any hourly event processing charge that Ultimus is permitted to charge.

4.	Fee Increases

On each anniversary date of the Agreement, Ultimus will increase the fees set forth in this Fee Letter by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)3.

5.	Amendment

The parties may only amend this Fee Letter by written amendment signed by all the parties.

Signatures are located on the next page.

[3]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

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Transfer Agent and Shareholder Services Fee Letter		Page 2 of 7

CONFIDENTIAL

The parties duly executed this Transfer Agent and Shareholder Services Fee Letter dated December 12, 2024.

	Ardian Access LLC		Ultimus Fund Solutions, LLC

By:	/s/ Michael P. Ferragamo	By:	/s/ Gary Tenkman
Name:	Michael P. Ferragamo	Name:	Gary Tenkman
Title:	Authorized Signatory	Title:	Chief Executive Officer

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